Exhibit 99.1

                 CIRALIGHT GLOBAL SURPASSES 100 DEALERS GLOBALLY

LOS ANGELES, CA (PRWEB)NOVEMBER 09, 2011--Ciralight Global Inc., (OTCBB:CGHA), clean technology manufacturer of its patented solar powered Ciralight SunTracker(TM) Daylighting Systems, extends its worldwide reach through its growing international Distributor and Dealer Network, which now encompasses the United States, Canada, Europe, parts of the Middle East, the Caribbean, Central and South America and significant areas of Asia.

Jeff Brain, President and CEO of Ciralight, said, "We are pleased to announce we have recently surpassed our near term goal of having at least 100 Dealers and Distributors of our SunTracker(TM) Daylighting Systems. We are well on our way to meeting our goal of creating a global network of dealers and distributors on every continent who are actively promoting Ciralight Suntrackers (TM) and bring our solar powered natural lighting system to people throughout the world."

Ciralight has established Ciralight Europe as a distributor for Europe and Ciralight SunTrackers(TM) are now available for sale in all of the 29 EU as well as other non-EU countries in Europe. These countries include France, Italy, Spain, Portugal, United Kingdom, Germany, Austria, Switzerland, The Netherlands, Denmark, Norway, Poland, Czech Republic, Lithuania, Slovak Republic, Latvia, Belarus, Russia, Romania, Ukraine, Serbia, Hungary, Bulgaria and Georgia.

Ciralight has also established dealer and distributor agreements in Australia, as well as Central and South America, including the countries of El Salvador, Guatemala, Honduras, Nicaragua, Columbia, Panama, Costa Rica, Belize and Mexico. In Asia, Ciralight is represented in South Korea, Singapore, Malaysia, the Philippines, Indonesia and Turkey. In addition, Ciralight is in the process of setting up distribution in Tunisia, Morocco, Saudi Arabia, Egypt and Algeria. Puerto Rico and the Dominican Republic are also active sales areas for Ciralight in the Caribbean.

Ciralight recently announced that it entered an agreement with ABM Industries, a Fortune 1000, NYSE listed company with over $3.5 billion in annual sales to sell Ciralight's SunTrackers(TM) as a part of their Energy Division. ABM is one of the largest Facility Services contractors in the United States and Canada, with over 96,000 employees and 240 offices.

Ciralight SunTrackersTM are a solar powered lighting solution. SunTrackersTM use GPS technology and mirrors to drive natural light into buildings and provide abundant, free, lighting for buildings and schools. SunTrackersTM allow buildings to turn off their electric lights for up to 10 hours a day resulting in significant energy savings of 40-80%. SunTrackersTM are solar powered and so do not require the use of any electric power. They are an excellent solution for countries where electric power is expensive, or not widely available.
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In addition to the significant energy cost savings, studies show the benefits of natural light like that from SunTrackers(TM) include increased worker productivity, fewer absenteeism and worker comp claims, increased sales in retail businesses, higher scores in schools and are better for the environment.

A partial list of businesses using Suntrackers include: Whole Foods, Walgreens, West Marine, Staples, Ace Hardware, Google, LG, Boeing, Caterpillar, Johnson & Johnson, Fresh & Easy, Giant Foods, Market of Choice, IKEA, Frito Lay, The Columbus Zoo, Eaton Corp, Firestone, Office Depot, Disney Studios, Sky Harbor Airport (Phoenix, AZ), San Francisco Airport, as well as number cities, and school districts.

Ciralight's Suntrackers(TM) have been approved by the California Utility Companies as an Energy Saving Product included in the State Wide Savings by Design program. The utilities included in this program include Pacific Gas & Electric (PG&E), Sacramento Municipal Utility District (SMUD), San Diego Gas & Electric, Southern California Edison, and the Southern California Gas Company.

About Ciralight Global
Ciralight Global, Inc., headquartered in Corona, California, was created to bring natural solar daylighting indoors using our patented "Smart skylight" technology that utilizes a GPS unit that tracks the sun and a lens and mirror design to direct the natural light produced from the sun at a level of intensity and clarity that makes electric lighting unnecessary during daylight hours. The result is a FREE green natural light source during daylight hours, which will save energy, lower utility bills, improve customer and employee satisfaction and enhance performance in schools, factories and businesses that use the system. Now with the worldwide movement toward natural sources of energy and supporting a greener planet, Ciralight Global, Inc. is moving forward to make Solar Daylighting a construction industry staple and help millions of people experience healthier, less expensive, and energy saving lighting, naturally. Ciralight Global, Inc. is the undisputed leader in the daylighting revolution.

FORWARD-LOOKING STATEMENTS Any statements contained in this press release that refer to future events or other non-historical matters are forward-looking statements. Ciralight Global, Inc. disclaims any intent or obligation to update any forward-looking statements. These forward-looking statements are based on the reasonable expectations of Ciralight Global, Inc. as of the date of this press release and are subject to risks and uncertainties that could cause actual results to differ materially from current expectations. The information discussed in this release is subject to various risks and uncertainties, results of operations or financial condition, national and international government regulations and the risks associated with doing business across borders and territories, and such other risks and uncertainties as detailed from time to time in Ciralight Global, Inc.'s periodic filings with the U.S. Securities and Exchange Commission.

Contact information: Michael Selsman: 310-553-5732- ms@publiccommunications.biz (media relations) Jeff Brain 877-520-5005 Ext 130 (business relations) jeffbrain@ciralightglobal.com

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